                                                                       EXHIBIT 5

                                  July 30, 2002

Pennsylvania Real Estate Investment Trust
The Bellevue, 200 S. Broad Street
Philadelphia, PA   19102

Ladies and Gentlemen:

                  We have acted as counsel to Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust (the "Trust"), in connection with the preparation and filing with the Securities and Exchange Commission of the Trust's registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, relating to the public offering from time to time of up to 1,176,627 shares of beneficial interest in the Trust, par value $1.00 per share (the "Shares"), that have been or may be issued by the Trust to holders identified under the caption "Selling Shareholders" in the Prospectus included in the Registration Statement.

                  For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Trust Agreement and Bylaws of the Trust and the First Amended and Restated Agreement of Limited Partnership of PREIT Associates, L.P., a Delaware limited partnership (the "Partnership Agreement"), each as amended to date, resolutions adopted by the Trust's Board of Trustees and such other agreements, instruments, documents and records relating to the Trust and the issuance of the Shares as we have deemed appropriate. In all such examinations, we have assumed the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies and the accuracy and completeness of all records and other information made available to us by the Trust. As to various questions of fact material to our opinion, we have relied on representations of officers of the Trust.

                  We express no opinion concerning the laws of any jurisdiction other than the corporation and business trust laws of the Commonwealth of Pennsylvania.

                  Based on the foregoing and consideration of such questions of law as we have deemed relevant, in our opinion, the issuance of the Shares by the Trust upon redemption of limited partner units in PREIT Associates, L.P. in accordance with the Partnership Agreement has been duly authorized by all necessary action of the Board of Trustees, and such Shares as have been issued were, and such Shares as have yet to be issued, when and if issued by the Trust upon the redemption of limited partner units in PREIT Associates, L.P. in accordance with the Partnership Agreement will be, validly issued, fully paid and non-assessable by the Trust.

                  We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission issued thereunder.

                                            Very truly yours,


                                            /s/ Drinker Biddle & Reath LLP

                                            DRINKER BIDDLE & REATH LLP